Filed Pursuant to Rule 424(b)(7)
Registration Statement No. 333-233439

PROSPECTUS

8,016,484 Shares

Common Stock

This prospectus relates to the proposed resale from time to time of up to 8,016,484 shares of our common stock, par value $0.001 per share, by the selling stockholders named herein, together with any additional selling stockholders listed in a prospectus supplement (together with any of such stockholders’ transferees, pledgees, donees or successors).
The shares to be sold hereunder are issuable by us (i) upon conversion of outstanding 6.0% Convertible Debentures due 2024, or the Debentures, held by the selling stockholders and (ii) as interest payable pursuant to the terms of the Debentures. We are registering the offer and sale of the common stock issuable to the selling stockholders under the Debentures to satisfy the registration rights they were granted in connection with the issuance of the Debentures. We will not receive any proceeds from the sale of the common stock by the selling stockholders.
The selling stockholders may offer and sell or otherwise dispose of the shares of common stock described in this prospectus from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling stockholders will bear all underwriting fees, commissions and discounts, if any, attributable to the sales of shares and any transfer taxes. We will bear all other costs, expenses and fees in connection with the registration of the shares. See “Plan of Distribution” for more information about how the selling stockholders may sell or dispose of their shares of common stock.
Our common stock is listed on The Nasdaq Global Market under the trading symbol “APEN.” On November 12, 2019, the closing price of our common stock was $2.82 per share.
Investing in shares of our common stock involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” on page 2 of this prospectus and any similar section contained in the applicable prospectus supplement and in any free writing prospectuses we have authorized for use in connection with a specific offering, and under similar headings in the documents that are incorporated by reference into this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
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The date of this prospectus is November 8, 2019.

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ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf process, certain selling stockholders may from time to time sell the shares of common stock described in this prospectus in one or more offerings or otherwise as described under “Plan of Distribution.”
This prospectus may be supplemented from time to time by one or more prospectus supplements. Such prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you must rely on the information in the prospectus supplement. You should carefully read both this prospectus and any applicable prospectus supplement together with additional information described under the heading “Where You Can Find More Information” before deciding to invest in any shares being offered.
Neither we nor the selling stockholders have authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any related prospectus supplement or any free writing prospectus that we have authorized. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The shares are not being offered in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the respective dates of such document. Our business, financial condition, results of operations and prospects may have changed since those dates.
Throughout this prospectus, the terms “we,” “us,” “our,” and “our company” refer to Apollo Endosurgery, Inc. and its subsidiaries.

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APOLLO ENDOSURGERY, INC.
Overview
We are a medical technology company primarily focused on the design, development and commercialization of innovative medical devices to advance gastrointestinal endoscopy. We develop and distribute devices for minimally invasive gastrointestinal procedures that are used by surgeons and gastroenterologists for a variety of procedures related to gastrointestinal defect and complication management or bariatric (weight loss) interventional treatment. Our core products are the OverStitch Endoscopic Suturing System and Intragastric Balloon (most often branded as Orbera).
We have sales distribution offices in England, Australia, Italy, and Brazil that oversee regional sales and distribution activities outside the United States, a products manufacturing facility in Costa Rica and a device analysis lab in California. All other activities are managed and operated from facilities in Austin, Texas.
Corporate Background
Apollo was founded in 2005, and is currently incorporated in Delaware with headquarters in Austin, Texas. Our company was founded to develop and commercialize innovations originating from a collaboration of physicians from the Mayo Clinic, Johns Hopkins University, Medical University of South Carolina, the University of Texas Medical Branch and the Chinese University of Hong Kong, who called themselves the Apollo Group. The work of the Apollo Group resulted in a significant portfolio of patents in the field of flexible endoscopy and minimally invasive surgery aimed at minimizing the trauma of surgical access by taking advantage of natural orifices to deliver surgical tools to targeted areas.
In December 2016, we completed our business combination with Lpath, Inc., a publicly traded company, in accordance with the terms of an agreement and plan of merger and reorganization, dated September 8, 2016. Following the merger, Lpath was renamed “Apollo Endosurgery, Inc.” and our common stock began trading on the Nasdaq Global Market, or Nasdaq, under the symbol “APEN.”
“Orbera”, “OverStitch”, the Apollo logo and other trademarks or service marks of Apollo Endosurgery, Inc. appearing in this prospectus are the property of Apollo Endosurgery, Inc. Other trademarks, service marks or trade names appearing in this prospectus are the property of their respective owners. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, these other companies.
Our principal executive offices are located at 1120 S. Capital of Texas Highway, Building 1, Suite 300, Austin, Texas 78746. Our telephone number is (512) 279-5100.

RISK FACTORS
Investing in shares of our common stock involves a high degree of risk. Before deciding whether to invest in shares of our common stock, you should consider carefully the risks and uncertainties discussed in this section and under the sections titled Risk Factors contained in our most recent Annual Report on Form 10-K and in our most recent Quarterly Report on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC, which are incorporated by reference into this prospectus in their entirety, together with other information in this prospectus, the documents incorporated by reference, any prospectus supplement and any free writing prospectus that we may authorize. Please also read carefully the section titled “Special Note Regarding Forward-Looking Statements.”
Risks Related to Ownership of Our Common Stock
Our stock price may be volatile, and you may not be able to resell shares of our common stock at or above the price you paid.
The market price of our common stock could be subject to significant fluctuations. Market prices for securities of early-stage medical device, pharmaceutical and other life sciences companies have historically been particularly volatile. Some of the factors that may cause the market price of our common stock to fluctuate include:

•	a slowdown in the medical device industry or the general economy;

•	inability to obtain adequate supply of the components for any of our products, or inability to do so at acceptable prices;

•	performance of third parties on whom we may rely, including for the manufacture of the components for our products, including their ability to comply with regulatory requirements;

•	the results of our current and any future clinical trials of our devices;

•	unanticipated or serious safety concerns related to the use of any of our products;

•	the entry into, or termination of, key agreements, including key commercial partner agreements;

•	the initiation of, material developments in or conclusion of litigation to enforce or defend any of our intellectual property rights or defend against the intellectual property rights of others;

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announcements by us, our commercial partners or our competitors of new products or product enhancements, clinical progress or the lack thereof, significant contracts, commercial relationships or capital commitments;

•	competition from existing technologies and products or new technologies and products that may emerge;

•	the loss of key employees;

•	changes in estimates or recommendations by securities analysts, if any, who may cover our common stock;

•	general and industry-specific economic conditions that may affect our research and development expenditures;

•	the low trading volume and the high proportion of shares and Debentures held by affiliates;

•	changes in the structure of health care payment systems and insurance coverage related to our products and procedures that utilize our products; and

•	period-to-period fluctuations in our financial results.
Moreover, the stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies. These broad market fluctuations may also adversely affect the trading price of our common stock.

In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against those companies. Such litigation, if instituted, could result in substantial costs and diversion of management attention and resources, which could significantly harm our profitability and reputation.
We incur costs and demands upon management as a result of complying with the laws and regulations affecting public companies.
We will continue to incur significant legal, accounting and other expenses including costs associated with public company reporting requirements. We will also incur costs associated with corporate governance requirements, including requirements under the Sarbanes-Oxley Act, as well as new rules implemented by the SEC and The Nasdaq Stock Market LLC. Our executive officers, service providers and other personnel will need to devote substantial time to these rules and regulations. These rules and regulations are expected to increase our legal and financial compliance costs and to make some other activities more time consuming and costly. These rules and regulations may also make it difficult and expensive for us to obtain directors’ and officers’ liability insurance. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers of the Company, which may adversely affect investor confidence and could cause our business or stock price to suffer.
Anti-takeover provisions in our charter documents and under Delaware General Corporate Law could make an acquisition of the Company more difficult and may prevent attempts by our stockholders to replace or remove Company management.
Provisions in our amended and restated certificate of incorporation and amended and restated bylaws may delay or prevent an acquisition or a change in management. In addition, because we are incorporated in Delaware, it is governed by the provisions of Section 203 of the Delaware General Corporate Law, which prohibits stockholders owning in excess of 15% of our outstanding voting stock from merging or combining with us. Although we believe these provisions collectively will provide for an opportunity to receive higher bids by requiring potential acquirers to negotiate with our board of directors, they would apply even if the offer may be considered beneficial by some stockholders. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove then current management by making it more difficult for stockholders to replace members of the board of directors, which is responsible for appointing the members of management.
We do not anticipate that we will pay any cash dividends in the foreseeable future.
The current expectation is that we will retain future earnings to fund the development and growth of our business. As a result, capital appreciation, if any, of our common stock will be your sole source of gain, if any, for the foreseeable future. In addition, our ability to pay dividends is limited by covenants in our credit agreement. Additionally, we are a holding company, and our ability to pay dividends will be dependent upon our subsidiaries’ ability to make distributions, which may be restricted by covenants in our credit agreement or any future contractual obligations.
Future sales and issuances of our common stock or other securities may result in significant dilution or could cause the price of our common stock to decline.
We cannot predict what effect, if any, sales of our shares in the public market or the availability of shares for sale will have on the market price of our common stock. However, if certain of our existing stockholders sell, or indicate an intention to sell, including pursuant to this prospectus, substantial amounts of our common stock in the public market, the trading price of our common stock could decline. In addition, shares of common stock that are subject to outstanding options will become eligible for sale in the public market to the extent permitted by the provisions of various vesting agreements and Rules 144 and 701 under the Securities Act of 1933 as amended, or the Securities Act. If these additional shares are sold, or if it is perceived that they will be sold, in the public market, the trading price of our common stock could decline.
The conversion of some or all of the Debentures may also dilute the ownership interests of existing stockholders. Any sales in the public market of any shares of our common stock issuable upon such conversion could negatively impact prevailing market prices of our common stock. In addition, the anticipated conversion of the Debentures into shares of our common stock could depress the price of our common stock.

We also expect that additional capital may be needed in the future to fund our operations. To raise capital, we may sell common stock, preferred stock, convertible securities or such other equity securities in one or more transactions at prices and in a manner we determine from time to time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock.

The ownership of our common stock is currently highly concentrated, and may prevent you and other stockholders from influencing significant corporate decisions and may result in conflicts of interest that could cause our stock price to decline.
As of September 30, 2019, our executive officers, directors, holders of 5% or more of our common stock and their respective affiliates beneficially owned a majority of our outstanding capital stock. As a result, this group of stockholders has the ability to control us through this ownership position. These stockholders may be able to determine all matters requiring stockholder approval. For example, these stockholders may be able to control elections of directors, amendments of our organizational documents or approval of any merger, sale of assets or other major corporate transaction. This may prevent or discourage unsolicited acquisition proposals or offers for our common stock that you may feel are in your best interest as one of our stockholders. The interests of this group of stockholders may not always coincide with your interests or the interests of other stockholders and they may act in a manner that advances their best interests and not necessarily those of other stockholders, including seeking a premium value for their common stock, and might affect the prevailing market price for our common stock.
The limited public float and trading volume for our common stock may have an adverse impact and cause significant fluctuation of market price.
Our common stock is held by a relatively small number of stockholders. Our officers, directors, and members of management acquire stock or have the potential to own stock through previously granted equity awards. Consequently, our common stock has a relatively small float and low average daily trading volume, which could affect a stockholder’s ability to sell our stock or the price at which it can be sold. In addition, future sales of substantial amounts of our common stock in the public market by those larger stockholders, or the perception that these sales could occur, may adversely impact the market price of the stock and our stock could be difficult for a stockholder to liquidate.
Our amended and restated certificate of incorporation and amended and restated bylaws each designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or agents.
Our amended and restated certificate of incorporation and amended and restated bylaws each provide that, unless we consent in writing to an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of the corporation to the corporation or the corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine. The provisions would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction. Our stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder. In addition, our amended and restated bylaws provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, subject to and contingent upon a final adjudication in the State of Delaware of the enforceability of such exclusive forum provision.
The exclusive-forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, employees or agents, which may discourage such lawsuits against us and such persons. Moreover, if any court of competent jurisdiction were to find any exclusive-forum provision in our amended and restated certificate of incorporation or amended and restated bylaws to be inapplicable or unenforceable, we may incur additional costs associated with resolving such matters in other jurisdictions, which could harm our results of operations or financial condition.
Our amended and restated bylaws designate the U.S. federal district courts as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the rules and regulations thereunder. We may be unable to enforce this provision.
Our amended and restated bylaws provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, subject to and contingent upon a final adjudication in the State of Delaware of the enforceability of such exclusive forum provision. Our amended and restated certificate of incorporation does not contain a similar provision providing that the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the rules and regulations thereunder because the provision is included in our amended and restated bylaws.
If any court of competent jurisdiction were to find this exclusive-forum provision in our amended and restated bylaws to be inapplicable or unenforceable, including due to its absence from our amended and restated certificate of incorporation, we may incur additional costs associated with resolving such matters in other jurisdictions. For example, if the Delaware Supreme Court does not ultimately overturn the Court of Chancery’s recent determination that such a provision is not enforceable, we may incur similar additional costs. Until a final resolution is reached on this matter, we will not attempt to enforce this provision of our amended and restated bylaws. As a result, we may incur additional costs associated with resolving disputes that would otherwise be restricted by that provision in other jurisdictions, which could harm our business.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents we have filed with the SEC that are incorporated by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. These statements relate to future events or to our future operating or financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements may include, but are not limited to, statements about:

•	our ability to become profitable and generate consistent cash flows to remain profitable;

•	our plans to develop and commercialize additional products;

•	our plans to grow our customer base, both domestically and internationally;

•	our ability to attract and retain highly qualified personnel;

•	our ability to develop, expand and manage a world-wide sales organization;

•	our ability to protect and enhance our products and intellectual property;

•	our expectations concerning our relationships and actions with third parties;

•	future regulatory, judicial and legislative changes in our industry;

•	the results of our ongoing or future clinical trials of our devices;

•	our financial performance; and

•	developments and projections relating to our competitors, our industry and the general economy.
In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “intends,” “may,” “plans,” “potential,” “will,” “would,” or the negative of these terms or other similar expressions. These statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements as predictions of future events. We discuss in greater detail many of these risks in our most recent Annual Report on Form 10-K and in our most recent Quarterly Report on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC, which are incorporated by reference into this prospectus in their entirety. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments.
In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.
You should read this prospectus, together with the documents we have filed with the SEC that are incorporated by reference, any prospectus supplement and any free writing prospectus that we may authorize completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of our common stock in this offering. The selling stockholders will receive all of the proceeds from the sale of shares of common stock hereunder.

DESCRIPTION OF CAPITAL STOCK
        The following summary description of our capital stock is based on the provisions of our amended and restated certificate of incorporation and amended and restated bylaws and the applicable provisions of the Delaware General Corporation Law. This information is qualified entirely by reference to the applicable provisions of our amended and restated certificate of incorporation, bylaws and the Delaware General Corporation Law. For information on how to obtain copies of our amended and restated certificate of incorporation and bylaws, which are exhibits to the registration statement of which this prospectus is a part, see the sections titled “Where You Can Find More Information” and “Incorporation by Reference” in this prospectus.
General
We have authorized capital stock of up to (i) 100,000,000 shares of common stock, par value $0.001 per share and (ii) 15,000,000 shares of preferred stock. As of September 30, 2019, there were 20,934,969 shares of common stock issued and outstanding, which shares were held by 106 stockholders of record, and no shares of preferred stock outstanding.
The following is a summary of the material provisions of the common stock and preferred stock provided for in our amended and restated certificate of incorporation and amended and restated bylaws.
Common Stock
All outstanding shares of our common stock are fully paid and nonassessable.
Voting Rights
Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote, except matters that relate only to a series of preferred stock.
In general, stockholder action (except for certain bylaw amendments and certain amendments to our amended and restated certificate of incorporation, which requires the affirmative vote of at least two-thirds of the shares entitled to vote) is based on the affirmative vote of holders of a majority of the shares of common stock represented either in person or by proxy and entitled to vote on such action. Directors are elected by majority vote, unless there is a contested election in which case the bylaws provide for plurality voting.
Dividends
Subject to limitations under Delaware law and preferences that may apply to any then-outstanding shares of preferred stock, holders of our common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the board of directors in its discretion from funds legally available therefor.
Dividends, if any, will be contingent upon revenues and earnings, if any, and capital requirements and financial conditions. The payment of dividends, if any, will be within the discretion of the board of directors. We presently intend to retain all earnings, if any, and accordingly the board of directors does not anticipate declaring any dividends.
Liquidation
In the event of a liquidation, dissolution or winding up, the holders of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities and after providing for each class of stock, if any, having preference over the common stock, subject to the liquidation preference of any then outstanding shares of preferred stock.
Miscellaneous
Holders of common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to the common stock.
Preferred Stock
Our preferred stock, par value $0.001 per share, may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the board of directors (authority to do so being hereby expressly vested in our board of directors). The board of directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of preferred stock, including without limitation authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.
The issuance of preferred stock may delay, deter or prevent a change in control. The description of preferred stock above and the description of the terms of a particular series of preferred stock in any applicable prospectus supplement are not complete. You should refer to any applicable certificate of designation for complete information.
The General Corporate Law of the State of Delaware, or DGCL, the state of our incorporation, provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of that preferred stock. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.
The board of directors may specify the following characteristics of any our preferred stock:

•	the maximum number of shares;

•	the designation of the shares;

•	the annual dividend rate, if any, whether the dividend rate is fixed or variable, the date or dates on which dividends will accrue, the dividend payment dates and whether dividends will be cumulative;

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the price and the terms and conditions for redemption, if any, including redemption at our option or at the option of the holders, including the time period for redemption, and any accumulated dividends or premiums;

•	the liquidation preference, if any, and any accumulated dividends upon the liquidation, dissolution or winding up of our affairs;

•	any sinking fund or similar provision, and, if so, the terms and provisions relating to the purpose and operation of the fund

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the terms and conditions, if any, for conversion or exchange of shares of any other class or classes of our capital stock or any series of any other class or classes, or of any other series of the same class, or any other securities or assets, including the price or the rate of conversion or exchange and the method, if any, of adjustment;

•	the voting rights; and

•	any or all other preferences and relative, participating, optional or other special rights, privileges or qualifications, limitations or restrictions.
The issuance of preferred stock will affect, and may adversely affect, the rights of holders of common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of common stock until the board of directors determines the specific rights attached to that preferred stock. The effects of issuing preferred stock could include one or more of the following:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; or

•	delaying or preventing changes in control or management of the company.
The board of directors of our company has no present plans to issue any shares of preferred stock nor are any shares of preferred stock presently outstanding. Any shares of our preferred stock issued in the future will be fully paid and nonassessable upon issuance.

Advanced Notice Requirement
Our bylaws contain advance notice requirements for business to be brought before an annual or special meeting of stockholders, including nominations of persons for election as directors. As a result, stockholders must satisfy specific timing and information requirements in order to have a proposal considered at or in order to nominate a person for election as a director at an annual or special meeting. Any proposal or nomination that fails to comply with these timing and information requirements may be disqualified.
No Cumulative Voting
Our amended and restated certificate of incorporation does not include a provision for cumulative voting for directors.
Authorized but Unissued Shares
The authorized but unissued shares our common stock and preferred stock will be available for future issuance without stockholder approval. We may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control by means of a proxy contest, tender offer, merger or otherwise.
Size of Board and Vacancies
Our amended and restated bylaws provide that the number of directors on the board of directors is fixed exclusively by the board of directors. Newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the board of directors resulting from death, resignation or other cause (including removal from office by a vote of the stockholders) may be filled only by (i) a majority vote of the directors based on the total number of designated directors, though less than a quorum, or by the sole remaining director or (ii) the stockholders holding a majority of the voting power of all of the then outstanding shares of capital stock of our company authorized by law or by the charter to vote on such action at a duly called annual meeting or a duly called special meeting of stockholders (including the special election meeting discussed below). The directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders, and until their respective successors are elected, except in the case of the death, incapacity, resignation or removal of any director.
Amendments of Governance Documents
Our amended and restated certificate of incorporation and amended and restated bylaws provide that the affirmative vote of the holders of at least 66 2/3% of the voting stock then outstanding is required to amend certain provisions relating to the number, term, election and removal of its directors, the filling of its board vacancies, stockholder notice procedures, the calling of special meetings of stockholders, stockholders ability to act by written consent, and the indemnification of directors.
Limitations on Liability, Indemnification of Officers and Directors and Insurance
Our amended and restated certificate of incorporation includes provisions that require us to indemnify, to the fullest extent allowable under the DGCL, our directors and officers for monetary damages for actions taken as a director or officer, or for serving at our request as a director or officer or another position at another corporation or enterprise, as the case may be. Our amended and restated certificate of incorporation also provides that we must advance reasonable expenses to directors and officers, subject to receipt of an undertaking from the indemnified party as may be required under the DGCL.
Anti-Takeover Effects of Provisions of Our Charter Documents
Provisions of our amended and restated certificate of incorporation and amended and restated bylaws could have the effect of delaying, deferring or discouraging another party from acquiring control of our company. These provisions, which are summarized below, may have the effect of discouraging takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of the company to first negotiate with the board of directors. The benefits of increased protection of the potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire the company because negotiation of these proposals could result in an improvement of their terms.
Undesignated Preferred Stock
The authority of our board of directors to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of our company through a merger, tender offer, proxy contest or otherwise by making it more difficult or more costly to obtain control of the company. The board of directors may issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of common stock.

Indemnification
We are also expressly authorized by the DGCL to carry directors’ and officers’ insurance to protect the company, its directors, officers and certain employees for some liabilities. The indemnification and advancements provisions in our amended and restated certificate of incorporation and amended and restated bylaws, respectively, may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit our company and its stockholders. The indemnification provisions will not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a derivative or direct suit, our company pays the litigation costs of the directors and officers and the costs of settlement and damage awards against directors and officers pursuant to these indemnification and advancements provisions.
We maintain standard policies of insurance that provide coverage (i) to directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (ii) to us with respect to indemnification and advancements payments that it may make to such directors and officers.
We have entered into indemnification agreements with each of our officers and directors. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to our company, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. The limitation of liability provision in our amended and restated certificate of incorporation and the indemnification agreements may facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers.
Insofar as the above described indemnification provisions permit indemnification of directors, officers or persons controlling our company for liability arising under the Securities Act, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws
Among other things, our amended and restated certificate of incorporation and amended and restated bylaws:

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permit our board of directors to issue up to 10,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change of control;

•	provide that the authorized number of directors may be changed only by resolution of our board of directors;

•	provide that our board of directors will be classified into three classes of directors;

•
provide that, subject to the rights of any series of preferred stock to elect directors, directors may only be removed for cause, which removal may be effected, subject to any limitation imposed by law, by the holders of at least a majority of the voting power of all of our then-outstanding shares of the capital stock entitled to vote generally at an election of directors;

•
provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•	require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent or electronic transmission;

•
provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice;

•
provide that special meetings of our stockholders may be called only by the chairman of our board of directors, our chief executive officer or by our board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors; and

•
not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose.

The amendment of any of these provisions would require approval by the holders of at least 66 2/3% of the voting power of all of our then-outstanding common stock entitled to vote generally in the election of directors, voting together as a single class.
The combination of these provisions will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.
These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts. We believe that the benefits of these provisions, including increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company, outweigh the disadvantages of discouraging takeover proposals, because negotiation of takeover proposals could result in an improvement of their terms.
Choice of Forum
Our amended and restated certificate of incorporation and amended and restated bylaws each provide that the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of the corporation to the corporation or the corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, or (iv) any action asserting a claim that is governed by the internal affairs doctrine. These exclusive-forum provisions will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction. Our stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder.
Our amended and restated bylaws further provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, subject to and contingent upon a final adjudication in the State of Delaware of the enforceability of such exclusive forum provision. The Court of Chancery of the State of Delaware recently determined that a provision stating that U.S. federal district courts are the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act is not enforceable. However, this decision may be reviewed and ultimately overturned by the Delaware Supreme Court. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and consented to the foregoing forum selection provisions. These exclusive-forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, employees or agents, which may discourage such lawsuits against us and such persons.
Our amended and restated certificate of incorporation does not contain a similar provision providing that the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the rules and regulations thereunder because the provision is included in our amended and restated bylaws. If any court of competent jurisdiction were to find this exclusive-forum provision in our amended and restated bylaws to be inapplicable or unenforceable, including due to its absence from our amended and restated certificate of incorporation, we may incur additional costs associated with resolving such matters in other jurisdictions. For example, if the Delaware Supreme Court does not ultimately overturn the Court of Chancery’s recent determination that such a provision is not enforceable, we may incur similar additional costs.
Anti-Takeover Effects of Delaware Law
Our company is subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 generally prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date on which the person became an interested stockholder unless:

•
prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, lease, exchange, mortgage, transfer, pledge or other disposition of 10% or more of either the assets or outstanding stock of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.
In general, Section 203 defines interested stockholder as an entity or person who, together with affiliates and associates, beneficially owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.
The provisions of Delaware law and our amended and restated certificate of incorporation and amended and restated bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in management. It is possible that these provisions may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.
Transfer Agent and Registrar
Our common stock is listed on Nasdaq under the symbol “APEN.” The transfer agent and registrar for the common stock is Nevada Agency and Transfer Company. Its address is 50 West Liberty Street, Suite 880, Reno, Nevada, 89501, and its telephone number is (775) 322-0626.

SELLING STOCKHOLDERS
We have prepared this prospectus to allow the selling stockholders to offer and sell from time to time up to 8,016,484 shares of our common stock for their own account, or the Shares. The selling stockholders may acquire up to 6,153,854 Shares upon the conversion of $20.0 million aggregate principal amount of our outstanding 6.0% Convertible Debentures due 2024, or the Debentures, held by the selling stockholders and originally issued pursuant to the Securities Purchase Agreement, dated August 7, 2019, by and among the selling stockholders and us, or the Purchase Agreement. The Debentures were originally issued in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act, by virtue of Section 4(a)(2) and Rule 506 of Regulation D thereunder. Under the terms of the Debentures, subject to certain exceptions, interest on the outstanding principal amount is payable semi-annually in additional shares of common stock using a conversion rate based on the trailing 10-trading day volume-weighted average trading price, or VWAP, of our common stock as reported by The Nasdaq Global Market as of the trading day prior to each interest payment date. As a result, the selling stockholders may acquire up to an additional 1,862,630 Shares as interest payable on the Debentures, based on a constant trailing 10-trading day VWAP of $3.2214 per share (as of August 22, 2019) and assuming the Debentures are held to maturity. The figures in the table below assume (i) that the Debentures are held to and converted at maturity, (ii) the issuance of additional Shares as interest based on a constant trailing 10-trading day VWAP of $3.2214 per share (as of August 22, 2019) and (iii) that any fractional shares resulting from such Share issuances will be rounded up to the nearest whole share of common stock pursuant to the terms of the Debentures.

We are registering the offer and sale of the Shares beneficially owned by the selling stockholders to satisfy certain registration obligations that we granted the selling stockholders in connection with the purchase of the Debentures. Pursuant to a registration rights agreement we entered into in connection with such transaction, we have agreed to use our best efforts to keep the registration statement, of which this prospectus forms a part, effective until the date that all Shares subject to the registration rights agreement and covered by this registration statement (i) have been sold hereunder or pursuant to Rule 144 under the Securities Act, or (ii) may be sold under Rule 144 under the Securities Act. Notwithstanding the foregoing, our obligation to keep the registration statement effective will terminate on August 12, 2021.

 The following table sets forth (i) the name of each selling stockholder, (ii) the number of shares beneficially owned by each of the respective selling stockholders, including the Shares, (iii) the number of Shares that may be offered under this prospectus upon conversion of, and from receipt of additional Shares payable as interest under, the Debentures, and (iv) the number of shares of our common stock beneficially owned by the selling stockholders assuming all of the Shares covered hereby are sold.

The actual number of Shares issuable upon conversion of the Debentures is subject to adjustment upon certain corporate events such as stock splits, and the actual number of Shares issued as payment of interest under the Debentures is based on fluctuating trading prices of our common stock and assumes the Debentures are held to maturity. Further, pursuant to the terms of certain of the Debentures outstanding, such Debentures are convertible only to the extent that the number of Shares issuable, together with the number of shares of common stock beneficially owned by a holder and its affiliates (excluding shares of common stock underlying unconverted or unexercised options, warrants or convertible securities, including unconverted Debentures, subject to an analogous limitation on exercise or conversion), would not exceed 4.99%, 9.99% or 19.99%, such percentage as elected by the applicable selling stockholder, of our then outstanding common stock as determined in accordance with Section 13(d) of the Exchange Act. The number of shares of common stock set forth in the following table for any selling stockholder does not take into account such beneficial ownership limitations set forth in the Debentures. Accordingly, the number of shares of common stock set forth in the following table for any stockholder may exceed the number of shares of common stock that it could own beneficially at any given time as a result of its ownership of Debentures. As a result, the actual number of Shares that may be issued to and sold by the selling stockholders could be materially less or more than the estimated numbers in the column titled “Number of Shares Being Offered” depending on factors which cannot be predicted by us at this time. In addition, we do not know how long the selling stockholders will hold the Shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale or other disposition of any Shares.

To our knowledge, none of the selling stockholders has, or during the three years prior to the date of this prospectus has had, any position, office or other material relationships with us or any of our affiliates, except that (i) Todd Newton is our President, Chief Executive Officer and member of our Board of Directors; (ii) Stefanie Cavanaugh is our Chief Financial Officer; and (iii) R. Kent McGaughy, Jr., a managing director at CPMG, Inc., is a member of our Board of Directors. To our knowledge, none of the selling stockholders are broker-dealers, nor at the time of the acquisition did any selling stockholders have direct or indirect agreements or understandings with any person to distribute any common stock, including the Shares.

The information set forth in the table below is based upon information obtained from the selling stockholders. Beneficial ownership of the selling stockholders is determined in accordance with Rule 13d-3(d) under the Exchange Act. The percentage of shares beneficially owned prior to the offering is based on 20,934,969 shares of our common stock outstanding as of September 30, 2019 and assumes no issuance of any Shares pursuant to the Debentures. The percentage of shares beneficially owned after this offering is based on 28,951,453 shares of our common stock outstanding as of September 30, 2019, which amount assumes the issuance of all 8,016,484 Shares issuable pursuant to the Debentures.

As used in this prospectus, the term “selling stockholders” includes the selling stockholders listed in the table below, together with any additional selling stockholders listed in a prospectus supplement, and their donees, pledgees, assignees, transferees, distributees and successors-in-interest that receive Shares in any non-sale transfer after the date of this prospectus.

	Beneficial Ownership Prior to this Offering			Beneficial Ownership After this Offering
Name of Selling Stockholder	Number of Shares	Percent of Outstanding Common Stock	Number of Shares Being Offered	Number of Shares	Percent of Outstanding Common Stock
Entities affiliated with CPMG, Inc.(1)	4,053,055	17.1%	2,780,706	1,272,349	4.4%
Stonepine Capital, L.P.(2)	2,692,795	12.2	1,112,277	1,580,518	5.5
Nantahala Capital Partners II Limited Partnership(3)(9)	606,675	2.9	335,091	271,584	*
NCP QR LP(4)(9)	138,284	*	138,284	—	—
Nantahala Capital Partners Limited Partnership(5)(9)	265,675	1.3	126,661	139,014	*
Nantahala Capital Partners SI, LP(6)(9)	1,880,239	8.6	886,218	994,021	3.4
Silver Creek CS SAV, L.L.C.(7)(9)	197,380	*	91,792	105,588	*
Blackwell Partners LLC - Series A(8)(9)	576,128	2.7	275,773	300,355	1.0
Entities and persons affiliated with Gagnon Securities LLC(10)	2,368,107	11.0	556,156	1,820,404	6.3
Laurence Lytton(11)	2,933,699	13.1	1,483,042	1,450,657	5.0
Todd Newton(12)	731,709	3.4	160,337	571,372	2.0
Stefanie Cavanaugh(13)	74,545	*	10,023	64,522	*
MAZ Partners LP(14)	60,124	*	60,124	—	—
All Selling Stockholders	16,578,415	56.6	8,016,484	8,570,384	29.2
_________________

* Less than one percent.

(1)
Consists of (i) 293,309 shares of common stock held by Curlew Fund, LP and 185,388 Shares issuable (including as interest) under the Debentures held by such entity; (ii) 45,594 shares of common stock held by Crested Crane, LP; (iii) 469,100 shares of common stock held by Roadrunner Fund, LP and 1,853,797 Shares issuable (including as interest) under the Debentures held by such entity; (iv) 400,675 shares of common stock held by Mallard Fund, LP; (v) 63,671 shares of common stock held by Kestrel Fund, LP; and (vi) 741,521 Shares issuable (including as interest) under the Debentures held by Killdeer Fund, LP. Curlew Fund, LP, Crested Crane, LP, Roadrunner Fund, LP, Mallard Fund, LP, Kestrel Fund, LP and Killdeer Fund, LP are collectively referred to as the CPMG Entities. CPMG, Inc. is the general partner of each CPMG Entity and has voting and investment control over the shares beneficially owned by the CPMG Entities. R. Kent McGaughy, Jr., a member of our Board of Directors, and James W. Traweek, Jr. are the sole shareholders and managing directors of CPMG, Inc. and may be deemed to share voting and investment power with respect to the securities beneficially owned by the CPMG Entities. Each of Mr. McGaughy and Mr. Traweek disclaims beneficial ownership of the securities beneficially owned by the CPMG Entities except to the extent of any pecuniary interest therein. The address of the CPMG Entities is c/o CPMG, Inc., 2000 McKinney, Suite 2125, Dallas, Texas 75201.

(2)
Consists of 1,580,518 shares of common stock held by Stonepine Capital, L.P., or Stonepine, and 1,112,277 Shares issuable (including as interest) under the Debentures held by Stonepine. The figures presented above reflect the retirement on August 12, 2019 of 1,000,000 shares of outstanding common stock held by Stonepine. Upon the retirement of such shares, we issued to Stonepine a pre-funded warrant to purchase up to 1,000,000 shares of our common stock. The warrant may not be exercised to the extent that Stonepine would beneficially own more than 9.99% of our shares of common stock outstanding immediately after giving effect to the exercise. The figures presented above do not include any shares issuable pursuant to the pre-funded warrant. Stonepine Capital Management LLC is the general partner and investment advisor of investment funds, including Stonepine, and controls its investment and voting decisions. Jon M. Plexico and Timothy P. Lynch share voting and dispositive power over the securities beneficially owned by Stonepine. Each of Mr. Plexico and Mr. Lynch disclaims beneficial ownership of the shares beneficially owned by Stonepine except to the extent of any pecuniary interest therein. The address of Stonepine is c/o Stonepine Capital Management, LLC, 919 NW Bond Street, Suite 204, Bend, Oregon 97703.

(3)	Consists of 271,584 shares of common stock held by such selling stockholder and 335,091 Shares issuable (including as interest) under the Debentures held by such selling stockholder.

(4)	Consists of 138,284 Shares issuable (including as interest) under the Debentures held by such selling stockholder.

(5)	Consists of 139,014 shares of common stock held by such selling stockholder and 126,661 Shares issuable (including as interest) under the Debentures held by such selling stockholder.

(6)	Consists of 994,021 shares of common stock held by such selling stockholder and 886,218 Shares issuable (including as interest) under the Debentures held by such selling stockholder.

(7)	Consists of 105,588 shares of common stock held by such selling stockholder and 91,792 Shares issuable (including as interest) under the Debentures held by such selling stockholder.

(8)	Consists of 300,355 shares of common stock held by such selling stockholder and 275,773 Shares issuable (including as interest) under the Debentures held by such selling stockholder.

(9)
Nantahala Capital Management, LLC is a registered investment adviser and has been delegated the legal power to vote and/or direct the disposition of such securities on behalf of such selling stockholder as a general partner or investment manager and would be considered the beneficial owner of such securities. The above shall not be deemed to be an admission by the record owners or such selling stockholder that they are themselves beneficial owners of these securities for purposes of Section 13(d) of the Exchange Act or any other purpose. Wilmot Harkey and Daniel Mack are managing members of Nantahala Capital Management, LLC and may be deemed to have voting and dispositive power over the shares held by such selling stockholder. The address of such selling stockholder is c/o Nantahala Capital Management, LLC, 130 Main St., 2nd Floor, New Canaan, Connecticut 06840.

(10)
Consists of (i) (A) 1,820,404 shares of common stock beneficially owned by Mr. Gagnon, who is the managing member and principal owner of Gagnon Securities LLC, a dually registered investment advisor and broker dealer, which shares are held for several customer accounts, foundations, partnerships and trusts, or the Accounts, including Lois Gagnon, Mr. Gagnon, the Gagnon Family Partnership and the Gagnon 2018 Grandchildren’s Trust and (B)

222,460, 148,307 and 111,235 Shares issuable (including as interest) under the Debentures held by Mr. Gagnon, Ms. Gagnon and the Gagnon Family Partnership, respectively, (ii) 5,919 shares of common stock beneficially owned by the Gagnon 2018 Grandchildren’s Trust and 74,154 Shares issuable (including as interest) under the Debentures held by the Gagnon 2018 Grandchildren’s Trust and (iii) 519,846 shares of common stock held by Gagnon Investment Associates, LLC, or GIA. Mr. Gagnon and Gagnon Securities LLC may be deemed to share voting power with respect to 1,189,781 shares of common stock and 482,002 Shares issuable (including as interest) under the Debentures held by the Accounts and dispositive power with respect to 1,219,985 shares of common stock and 556,156 Shares issuable (including as interest) under the Debentures held by the Accounts. Mr. Gagnon and Gagnon Securities LLC each disclaims beneficial ownership of all securities held in the Accounts except to the extent of any pecuniary interest therein. Mr. Gagnon is also the chief executive officer of Gagnon Advisors, LLC, an investment manager to GIA, which may be deemed to share voting and dispositive power with respect to the 519,846 shares of common stock held by GIA. Mr. Gagnon and Gagnon Advisors, LLC each disclaims beneficial ownership of all securities held by GIA except to the extent of any pecuniary interest therein. The address of Mr. Gagnon, Ms. Gagnon, the Gagnon Family Partnership, the Gagnon 2018 Grandchildren’s Trust, GIA and the Accounts is c/o Gagnon Securities, LLC, 1370 Avenue of the Americas, 24th Floor, New York, New York 10019.

(11)
Consists of 1,450,657 shares of common stock held by Mr. Lytton and 1,483,042 Shares issuable (including as interest) under the Debentures held by Mr. Lytton. The address for Mr. Lytton is 467 Central Park West, New York, New York 10025.

(12)
Consists of (i) 275,644 shares held by Mr. Newton, (ii) 299,322 shares issuable to Mr. Newton pursuant to stock options exercisable within 60 days of August 15, 2019 and (iii) 160,337 Shares issuable (including as interest) under the Debentures held by Mr. Newton.

(13)
Consists of (i) 14,298 shares held by Ms. Cavanaugh, (ii) 51,576 shares issuable to Ms. Cavanaugh pursuant to stock options exercisable within 60 days of August 15, 2019 and (iii) 10,023 Shares issuable (including as interest) under the Debentures held by Ms. Cavanaugh.

(14)
Walter Schenker is a principal of MAZ Partners LP and may be deemed to share voting and investment power with respect to the Shares issuable (including as interest) under the Debentures held by MAZ Partners LP. The address of MAZ Partners LP is 1130 Route 46, Suite 12, Parsippany, New Jersey 07054.

PLAN OF DISTRIBUTION
We are registering the shares of common stock issuable to the selling stockholders upon conversion of, and from receipt of additional shares payable as interest under, the Debentures to permit the resale of these shares of common stock by the holders of the shares of common stock from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock.
Each selling stockholder of the common stock and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market for the common stock or any other stock exchange, market or trading facility on which the common stock is traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker‑dealer solicits purchasers;

•	block trades in which the broker‑dealer will attempt to sell the common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker‑dealer as principal and resale by the broker‑dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker‑dealers that agree with the selling stockholders to sell a specified number of such common stock at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.
The selling stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.
Broker‑dealers engaged by the selling stockholders may arrange for other brokers‑dealers to participate in sales. Broker‑dealers may receive commissions or discounts from the selling stockholders (or, if any broker‑dealer acts as agent for the purchaser of common stock, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with Financial Industry Regulatory Authority, or FINRA, Rule 5110; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.
In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell common stock short and deliver these shares to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these shares. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the common stock. We and the selling stockholders have agreed to indemnify each other against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.
We agreed to keep this registration statement of which this prospectus forms a part effective until the earlier of (i) August 7, 2021, (ii) the date on which the securities may be resold by the Selling Stockholders without registration or (iii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS
Cooley LLP, Palo Alto, California, will pass upon the validity of the shares of common stock offered hereby. As of the date of this prospectus, GC&H Investments, LLC and GC&H Investments, entities comprised of partners and associates of Cooley LLP, beneficially own an aggregate of 11,763 shares of our common stock.

EXPERTS
The consolidated financial statements of Apollo Endosurgery, Inc. and subsidiaries as of December 31, 2018 and 2017, and for each of the years then ended, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2018, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report on the effectiveness of internal control over financial reporting as of December 31, 2018, expresses an opinion that Apollo Endosurgery, Inc. did not maintain effective internal control over financial reporting as of December 31, 2018 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states the material weakness related to the transition in-house of the sales order to cash process (which includes revenue and accounts receivable) from a third-party service provider, where Apollo Endosurgery, Inc.’s risk assessment was not sufficient, and therefore ineffective, to ensure controls were designed and implemented to respond to the risks in the transition and sufficient resources were not available to implement the transition in the requisite timeframe. Additionally, the communication of objectives and responsibilities for internal controls related to the transition was insufficient, and therefore ineffective. As a result, management identified control deficiencies over the verification of sales orders including price change approvals, the approval of credit memos and the verification of the application of cash to individual customer account balances.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
This prospectus is part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and does not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov.
We maintain a website at www.apolloendo.com. Information contained in or accessible through our website does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (Commission File No. 001-35706):

•	our Annual Report on Form 10-K for the year ended December 31, 2018, which was filed with the SEC on March 18, 2019;

•
our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019 and September 30, 2019, which were filed with the SEC on May 2, 2019, July 24, 2019 and October 30, 2019, respectively;

•
the information specifically incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2018, from our definitive proxy statement relating to our 2019 annual meeting of stockholders, which was filed on April 24, 2019;

•
our Current Reports on Form 8-K and Form 8-K/A (other than information furnished rather than filed) filed with the SEC on March 5, 2019, March 27, 2019, April 4, 2019, April 16, 2019, June 11, 2019, June 27, 2019, August 8, 2019 and August 16, 2019; and

•	the description of our common stock, which is registered under Section 12 of the Exchange Act, in our registration statement on Form 8-A/A, filed with the SEC on October 31, 2012.
All filings filed by us pursuant to the Exchange Act after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus.
We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the shares of our common stock made by this prospectus and will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.
You can request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:
Apollo Endosurgery, Inc.
1120 South Capital of Texas Highway
Building 1, Suite 300
Austin, Texas 78746
Attn: Secretary

Common Stock

PROSPECTUS